UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

February 7, 2011 (February 7, 2011)

BREITBURN ENERGY PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 South Flower Street, Suite 4800

Los Angeles, CA 90071

(Address of principal executive office)

(213) 225-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure.

On February 7, 2011, BreitBurn Energy Partners L.P. (the “Partnership”) announced that that it had commenced a registered underwritten public offering of 4,000,000 common units representing limited partner interests in the Partnership (“Common Units”). The Partnership intends to use the net proceeds from the proposed offering to reduce borrowings under its bank credit facility. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

ITEM 8.01 Other Events.

In connection with the commencement of the offering of Common Units on February 7, 2011, the Partnership is providing the following updated disclosures with respect to the Partnership’s estimated proved reserves as of December 31, 2010, production and average daily production for 2010, bank credit facility and its undeveloped acreage in Michigan, and updating certain other disclosures appearing under the heading “Business” contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Reserves Update

As of December 31, 2010, our total estimated proved reserves were 118.9 MMBoe, of which approximately 65 percent were natural gas and 35 percent were crude oil. Of our total estimated proved reserves, 68 percent were located in Michigan, 12 percent in California, ten percent in Wyoming and eight percent in Florida, with the remaining two percent in Indiana and Kentucky. As of December 31, 2010, the total standardized measure of discounted future net cash flows was $1,065 million.

The following table summarizes estimated proved reserves and production for our properties by state:

	As of December 31, 2010			2010
	Estimated Proved Reserves (a)	Percent of Total Estimated Proved Reserves	Estimated Proved Developed Reserves	Production	Average Daily Production
	(MMBoe)		(MMBoe)	(MBoe)	(Boe/d)
Michigan	80.3	67.5%	71.3	3,899	10,683
California	14.6	12.3%	13.9	1,165	3,190
Wyoming	12.3	10.4%	11.4	800	2,192
Florida	9.3	7.8%	9.3	621	1,702
Indiana	1.5	1.2%	1.5	141	386
Kentucky	0.9	0.8%	0.9	73	201

Total	118.9	100%	108.3	6,699	18,354

(a)	Our estimated proved reserves were determined using $4.38 per MMBtu for gas, $79.40 per Bbl of oil for Michigan, California and Florida and $65.36 per Bbl of oil for Wyoming.

Estimates of our proved reserves were prepared by Netherland, Sewell & Associates, Inc. and Schlumberger Data & Consulting Services, independent petroleum engineering firms. Netherland, Sewell & Associates, Inc. prepares reserve data for our California, Wyoming and Florida properties, and Schlumberger Data & Consulting Services prepares reserve data for our Michigan, Kentucky and Indiana properties.

Our Competitive Strengths and Our Strategy

Our Competitive Strengths

We believe the following strengths provide us with significant competitive advantages:

High-Quality Asset Base with Stable, Long-Lived Production

Our properties are located in large, mature fields characterized by a significant amount of original oil in place, long-lived reserves, low production decline rates and a high percentage of proved developed producing reserves. These properties have well-understood geological features and relatively predictable production profiles. Our assets are characterized by proved reserve life indexes averaging greater than 17 years. As of December 31, 2010, approximately 91% of our 118.9 MMBoe of estimated proved reserves were classified as proved developed.

Geographically Diverse Asset Base Consisting of a Balance of Oil and Gas Properties

Our reserves are geographically diverse and located in six states in the United States. As of December 31, 2010, our reserve mix consisted of approximately 35% oil and 65% natural gas.

Experienced Management, Operating and Technical Teams

Our experienced management, operating and technical teams share a long working history with the Partnership and our predecessor. Our CEO, Halbert S. Washburn, and our President, Randall H. Breitenbach, founded our predecessor in May 1988 and have assembled experienced operating and technical teams. Our executive officers and key employees have on average over 20 years of experience in the oil and gas industry and have a track record of acquiring, drilling and optimizing assets.

Substantial Hedging Through 2014 at Attractive Average Prices

Currently, we use a combination of fixed price swap and option arrangements to hedge NYMEX crude oil and natural gas prices. By removing the price volatility from a significant portion of our crude oil and natural gas production, we have mitigated, but not eliminated, the potential effects of changing crude oil and natural gas prices on our cash flow from operations for the hedged periods. Our oil and natural gas production is hedged approximately 87% on an equivalent basis for 2011. Our current oil and natural gas production is hedged approximately 78% for 2012, approximately 74% for 2013 and approximately 34% for 2014.

The following table summarizes open positions as of December 31, 2010, and represents, as of such date, derivatives in place through December 31, 2014, on annual production volumes:

	Year
	2011	2012	2013	2014
Oil Positions:
Fixed Price Swaps:
Hedged Volume (Bbls/d)	5,019	5,039	6,480	4,748
Average Price ($/Bbl)	$76.14	$77.15	$81.37	$88.10
Participating Swaps:(a)
Hedged Volume (Bbls/d)	1,439	—	—	—
Average Price ($/Bbl)	$61.29	$—	$—	$—
Average Participation %	53.2%	—	—	—
Collars:
Hedged Volume (Bbls/d)	2,048	2,477	500	—
Average Floor Price ($/Bbl)	$103.42	$110.00	$77.00	$—
Average Ceiling Price ($/Bbl)	$152.61	$145.39	$103.10	$—
Floors:

Hedged Volume (Bbls/d)	—	—	—	—
Average Floor Price ($/Bbl)	$—	$—	$—	$—
Total:
Hedged Volume (Bbls/d)	8,506	7,516	6,980	4,748
Average Price ($/Bbl)	$80.17	$87.97	$81.06	$88.10
Gas Positions:
Fixed Price Swaps:
Hedged Volume (MMBtu/d)	25,955	19,128	42,000	7,500
Average Price ($/MMBtu)	$7.26	$7.10	$6.44	$6.00
Collars:
Hedged Volume (MMBtu/d)	16,016	19,129	—	—
Average Floor Price ($/MMBtu)	$9.00	$9.00	$—	$—
Average Ceiling Price ($/MMBtu)	$11.28	$11.89	$—	$—
Total:
Hedged Volume (MMBtu/d)	41,971	38,257	42,000	7,500
Average Price ($/MMBtu)	$7.92	$8.05	$6.44	$6.00

(a)	A participating swap combines a swap and a call option with the same strike price.

High Percentage of Operated Properties

For the year ended December 31, 2010, on a net production basis, we operated approximately 85% of our production. Maintaining control of our properties allows us to use our technical and operational expertise to manage overhead, production, drilling costs and capital expenditures and to control the timing of development opportunities.

Our Strategy

Our long-term goals are to manage our oil and gas producing properties for the purpose of generating cash flow and making distributions to our unitholders. In order to meet these objectives, we plan to continue to follow our core investment strategy, which includes the following principles:

Acquire Long-Lived Assets with Low-Risk Exploitation and Development Opportunities

Our acquisition program targets oil and natural gas properties that we believe will be financially accretive and offer stable, long-lived, high quality production with relatively predictable decline curves, as well as low-risk development opportunities. We evaluate acquisitions based on decline profile, reserve life, operational efficiency, field cash flow, development costs and rate of return. As part of this strategy, we continually seek to optimize our asset portfolio, which may include the divestiture of noncore assets. This allows us to redeploy capital into projects to develop low-risk, long-lived and lower-decline properties that are better suited to our strategy.

We regularly engage in discussions with potential sellers regarding acquisition opportunities. Such acquisition efforts may involve our participation in auction processes, as well as situations in which we believe we are the only party or one of a very limited number of potential buyers in negotiations with the potential seller. These acquisition efforts can involve assets that, if acquired, would have a material effect on our financial condition and results of operations. We seek to finance acquisitions with a combination of equity and funds from equity and debt offerings, bank borrowings and cash generated from operations.

Use Our Technical Expertise and State-of-the-Art Technologies to Identify and Implement Successful Exploitation Techniques to Optimize Reserve Recovery

Immediately after we acquire a property, our technical team conducts an extensive geologic and reservoir engineering study of the property to identify appropriate development opportunities. This study often involves assembling a 3-D geologic and reservoir model of the field, which guides our decision-making on these capital-intensive investments.

We apply integrated reservoir engineering and geoscience technologies to all of our properties that allow us to better understand these complex hydrocarbon accumulations. We believe that this better understanding allows us to continue to design and implement development programs that optimize and incrementally add to the amount of any oil and gas reserves recovered from our properties. We believe that, dependent ultimately on commodity price levels, our current asset base provides us with the opportunity to continue to grow our reserves and production with a significant number of low geologic risk drilling opportunities. Furthermore, we are actively pursuing acquisitions, and one of the important factors we review and consider in acquiring new properties is adding potential additional drilling opportunities.

Reduce Cash Flow Volatility Through Commodity Price and Interest Rate Derivatives

Our revenues and net income are sensitive to oil and natural gas prices. We enter into various derivative contracts intended to achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and natural gas. We currently maintain derivative arrangements for a significant portion of our oil and gas production. We use a combination of fixed price swap and option arrangements to economically hedge NYMEX crude oil and natural gas prices. By removing the price volatility from a significant portion of our crude oil and natural gas production, we have mitigated, but not eliminated, the potential effects of changing crude oil and natural gas prices on our cash flow from operations for those periods. Our commodity price risk management program is intended to reduce our exposure to commodity prices and assist with stabilizing cash flow and distributions. To the extent we have hedged a significant portion of our expected production and the cost for goods and services increases, our margins would be adversely affected.

Our commodity hedging transactions are primarily in the form of swap contracts and collars that are designed to provide a fixed price (swap contracts) or range of prices between a price floor and a price ceiling (collars) that we will receive, instead of being exposed to the full range of price fluctuations.

In addition, we enter into derivative contracts in the form of interest rate swaps to minimize the effects of fluctuations in interest rates. However, from time to time we may unwind these interest rate swaps when the current interest rate environment offers better economics. Currently, we utilize London Interbank Offered Rate (“LIBOR”) swaps to convert the borrowing rate on indebtedness under our bank credit facility from a floating rate to a fixed rate. As of December 31, 2010, we had LIBOR swaps in place at an average fixed rate of 2.0750% through January 2014.

Maximize Asset Value and Cash Flow Stability Through Our Operating and Technical Expertise

We have organized the operation of our properties into defined operating regions to minimize operating costs and maximize production and capital efficiency. We maintain an inventory of drilling and optimization projects within each region to achieve organic growth from our capital development program. We seek to be the operator of our properties so that we can develop drilling programs and optimization projects that not only replace production, but add value through reserve and production growth and future operational synergies. Our development program is focused on lower-risk, repeatable drilling opportunities to maintain and/or grow cash flow. Many of the wells are completed in multiple producing zones with commingled production and long economic lives. In addition, we seek to deliver attractive financial returns by leveraging our technical expertise, experienced workforce and scalable infrastructure. For 2011, we estimate our capital expenditures, excluding acquisitions, will be approximately $71million. This estimate is under continuous review and is subject to ongoing adjustment. We expect to fund these capital expenditures primarily with cash flow from operations.

Recent Developments

Distributions

On January 31, 2011, we announced a cash distribution of $0.4125 per unit for the fourth quarter of 2010, or $1.65 per unit on an annualized basis, for all outstanding units. This distribution represents an increase from the third quarter distribution, which was $0.39 per unit, or $1.56 per unit on an annualized basis. The distribution will be payable on February 11, 2011 to the record holders of common units at the close of business on February 8, 2011.

2011 Capital Program and Sunniland Trend Operations Update

On January 31, 2011, we announced that the Board of Directors of our General Partner approved a 2011 capital spending program. We expect our full year 2011 crude oil and natural gas capital spending program to be approximately $71 million, excluding acquisitions, compared with approximately $70 million in 2010, and anticipate spending approximately 70 percent principally on oil projects in California, Florida and Wyoming and approximately 30 percent principally on gas projects in Michigan, Indiana and Kentucky. We expect to drill or redrill approximately 40 wells in 2011 with 75 percent of our total capital spending focused on drilling and rate generating projects that are designed to increase or add to production or reserves.

As part of our 2011 capital spending program, we plan to drill three additional horizontal wells in the Raccoon Point Field in the Sunniland Trend in Florida. Our first horizontal well in the Raccoon Point Field, the CL & CC 27-5AH, came on production in May 2010 and our second well, the CL & CC 27-6AH, came on production in early January 2011. After two weeks, the second well was producing approximately 220 gross barrels of oil per day. The combined production from both wells is approximately 650 gross barrels of oil per day. A third well in the field, the CL & CC 26-2AH, was spud in late December and is currently drilling below 11,800 feet.

ITEM 9.01 Financial Statements and Exhibits.

Exhibit No.	Document

23.1	Consent of Netherland, Sewell & Associates, Inc

23.2	Consent of Schlumberger Technology Corporation

99.1	Press Release of BreitBurn Energy Partners L.P. dated February 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BREITBURN ENERGY PARTNERS L.P.

	By:	BREITBURN GP, LLC,
its general partner

Dated: February 7, 2011	By:	/s/ Gregory C. Brown
Gregory C. Brown
General Counsel and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Document

23.1	Consent of Netherland, Sewell & Associates, Inc

23.2	Consent of Schlumberger Technology Corporation

99.1	Press Release of BreitBurn Energy Partners L.P. dated February 7, 2011.